Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), is entered into on October 1, 2004, between VEMICS, Inc. ("VEMICS") and Fred Zolla ("Employee").

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Employment; Duties.

VEMICS hereby employs Employee as the Chief Executive Officer and Chairman of the Board of Directors of VEMICS. The employee shall function with full authority to establish policy, set corporate direction and manage VEMICS's strategic direction, investor relations, vendor relations, strategic alliances, operations and strategic planning. Employee agrees to perform and discharge such duties and responsibilities as are prescribed from time-to-time by the VEMICS Board of Directors and as are appropriate for video conference/distance learning executives of corporations with the financial, personnel and other resources that are similar to that of VEMICS. The Employee shall devote all of his business time, attention, and energy to the Company and shall not, during the term of his employment, be actively engaged in any managerial or employment capacity in any other business activity for gain, profit, or other pecuniary advantage; provided that the foregoing does not prohibit the Employee from making investments that do not unreasonably interfere with the performance of his duties with the Company.

2.  Compensation and Withholding.

For his services pursuant to this Agreement, VEMICS will pay Employee an interim salary at the annual rate of $86,400. VEMICS will pay the Salary semimonthly (as calculated by dividing the gross salary by 26 equal payments) and may withhold from the Salary, the Benefits and any other compensation provided to Employee hereunder, all Federal, state and local income, employment and other taxes, as and in such amounts as may be required to be withheld under applicable law.

Employee's salary will immediately be increased to $155,000 ("Salary") for the first year either upon improved financial condition or full funding or of the VEMICS business plan (minimum of $3,000,000 in equity or debt financing or sales). Partial funding will result in proportionate salary increases to be determined by the compensation committee or through approval of the "Use of Proceeds" report submitted to investors.

In the second year of this contract, following either improved financial condition or full funding of the business plan, Employee's salary shall be increased to $190,000 annually. The Salary may be increased and cash or stock bonuses may be awarded from time-to-time to Employee as the Board determines at its sole discretion. .

3.  Employment Term.

The term of this Agreement will commence on the date of this agreement or Employee's first date of employment, whichever is later, and, unless sooner terminated as provided in Section 5, will end on December 31, 2007.

4.  Benefits and Incentive Payments.

4.1 VEMICS will approve the grant to Employee of an option to purchase shares of the Company's common stock, in accordance with the terms of the Company's stock option plan, as the same may be amended from time to time, and a nonqualified stock option agreement to be entered into by the Employee and the Company. This option expires when Employee's employment terminates for cause or without cause or when Employee resigns, or upon Employee's death.

4.2  Employee will be entitled to a noncumulative paid vacation of three (3) weeks, plus the week between Christmas and New Year's Day for each full year of the term hereof, each of which weeks may be taken separately or together, and sick days in accordance with VEMICS's policy, during which Employee will be entitled to the full compensation and Benefits (as defined in Section 4.3) otherwise payable hereunder; provided, however, any allotted vacation time which has not been used in any particular year of the term hereof shall not be carried over to the next ensuing year without the express written consent of the Employer.

4.3  Employee may participate, on the same basis and subject to the same qualifications as other personnel of VEMICS, or as offered to key executives of the company, in any pension, profit sharing, life insurance, health insurance, hospitalization, dental, drug prescription, short and long term disability, accidental death or dismemberment and other benefit plans and policies VEMICS provides with respect to its personnel generally (collectively, the "Benefits"). In addition, VEMICS shall provide a workman's compensation and disability coverage equal to full salary in the event that the employee becomes permanently disabled while employed at VEMICS while engaged in performing his duties, or not, during work time or on personal time. In the event that the company shall fail to provide this coverage and employee becomes disabled VEMICS shall fulfill its obligation from corporate funds for the rest of employees life or for an equal duration that would be covered by an executive level similar insurance policy intended to provide an income for the employee and/or his family if employee becomes disabled and can not perform his regular duties.

4.4  VEMICS will pay or promptly reimburse Employee, in accordance with
VEMICS's normal policies and procedures for its personnel, for all allowances and expenses provided for hereunder and for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Employee in the performance of his duties hereunder. Upon full funding or sufficiently improved financial condition, VEMICS will provide employee with a monthly auto allowance of $800 which will cover all direct auto expense of auto payments (if any) gas, oil, and insurance.

4.5	A guaranteed minimum year end bonus of $25,000 will also be paid to employee on or before December 15' of each year following the first full year of funding, providing the cash flow of the company warrants such payments. In the event that a cash payment can not be executed due to the cash flow situation at the time, as determined by the compensation committee, bonus money can accrue or be taken in stock options at the current best rate available.

5. Termination of Employment and Severance Benefits.

5.1  Termination by VEMICS of Employee with cause. VEMICS Board of
Directors may terminate Employee's employment with VEMICS, with Cause. Termination with Cause shall be effective immediately. For purposes of this section "Cause" shall be defined as: (i) gross misfeasance, gross malfeasance or gross nonfeasance by the Employee with respect to his duties hereunder; (ii) conviction of the Employee of a criminal offense, other than a traffic offense; or (iii) performance by the Employee of any act of moral turpitude, fraud or gross dishonesty, with respect to the performance by the Employee of his duties hereunder. Employee terminated by VEMICS for cause, as defined herein, shall only be entitled to receive, except as otherwise required by law, salary, benefits and reimbursements (provided for in Section 4.3), that accrued prior to the effective date of the termination. In addition, VEMICS shall pay salary and benefits of employee for an additional one hundred eighty (180) days from the effective date of termination herein. Nothing in this Section shall create any implication that VEMICS is waiving any remedy VEMICS may have for breach by the Employee of this Agreement. The amount of salary and benefits shall be the same as existed at the time of termination by Company. The Company shall be required to give employee thirty (30) days written notice prior to termination with cause as defined herein.

5.2	Termination be VEMICS of Employee without cause; If VEMICS's Board or its designee terminates Employee's employment hereunder for any reason other than Cause as defined under section 5.1, or Employee's death or Permanent Disability (as defined in Section 5.5), then (a) the Employee shall be entitled to receive (i) the salary and benefits accrued prior to the Termination Date, and (ii) payment or reimbursement of any expenses, provided for under Section 4.3, that were incurred by Employee prior to the Termination Date, and (b) after the Termination Date. VEMICS will also continue to pay the full salary and benefits (salary to be paid in equal semimonthly payments) to Employee for a period of time of eighteen (18) months from the date employment is terminated by the Board of Directors without cause. The amount of salary and benefits shall be the same as existed at the time of termination by Company. The Company shall be required to give employee ninety (90) days written notice prior to termination without cause.

5.3  Employee's Resignation from VEMICS without Cause. If Employee voluntarily resigns his employment with VEMICS, without Cause, then employee shall be entitled to salary, benefits and reimbursements (provided for in Section 4.3), that accrued prior to the effective date of the termination.  In addition, VEMICS shall pay employee salary and benefits for an additional thirty (30) days from the effective date of termination. The amount of salary and benefits shall be the same as existed at the time of termination by Employee. The Employee shall be required to give VEMICS sixty (60) days written notice prior to termination without cause.

5.3	Employees Resignation from VEMICS with Cause. If Employee resigns from VEMICS with Cause, as defined herein, then (a) Employee shall be entitled to receive (i) the salary and benefits accrued prior to the termination Date and (ii) payment or reimbursement of any expenses, provided for under Section 4.3, that were incurred by Employee prior to the termination date and (b) after the termination date. The amount of salary and benefits shall be the same as existed at the time of termination by Employee. VEMICS will also continue to pay the full salary and benefits of Employee (salary to paid in equal semimonthly payments) to Employee for a period of time of eighteen (18) months from the date Employee resigns from VEMICS with Cause. For purposes of this section "Cause" shall be defined as (i) a breach by VEMICS of any of its material agreements contained herein and the continuation of such breach for ten business days after written notice thereof is given to VEMICS (ii) The creation of a hostile work environment such that employee is unable to perform his responsibilities and duties as set forth under this agreement as well as the continuation of a hostile work environment for ten business days after written notice thereof is given to VEMICS. The Employee shall be required to give VEMICS thirty (30) days written notice prior to termination with cause as defined herein.

5.5  Compensation Upon Death or Permanent Disability. If Employee dies or suffers a Permanent Disability, then VEMICS will () pay Employee or his estate, six months Salary and bonus as described in section 5.2, according to the regular payroll and (ii) continue for Employee's spouse and dependent children (if Employee has died) and for Employee and his spouse and dependent children (if Employee suffers a Permanent Disability), all of the Benefits that Employee was receiving at the time of his death or Permanent Disability, for 18 months after Employee's death or permanent disability. This clause is in addition to the disability key man insurance policy clause in section 4.2. "Permanent Disability' means the inability of Employee to perform his duties hereunder as a result of any physical or mental incapacity for 60 consecutive days or 90 days during any twelve month period, as determined by the Board. The amount of Salary and Benefits shall be the same as existed at the time of termination by Company.

6.  Covenant Regarding Confidentiality.

6.1.  Employee acknowledges that he will have access to, and knowledge of,
VEMICS Confidential Information, and that improper use or disclosure of VEMICS Confidential Information by Employee, whether during or after the termination of his employment by VEMICS, could cause serious injury to the business of VEMICS. Accordingly, Employee agrees that he will forever keep secret and inviolate all VEMICS Confidential Information which has or shall come into his possession, and that he will not use the same for his own private benefit or directly or indirectly for the benefit of others, and that he will not discuss VEMICS Confidential Information with any other person or organization, all for so long as VEMICS Confidential Information is not generally known by, or accessible to, the public.

6.2	Definition of Confidential Information: 'VEMICS Confidential Information"
as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of VEMICS, and includes, without limitation, VEMICS information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising, and marketing plans and information. "Confidential Information" shall also include proprietary or confidential information of any third party that may disclose such information to employee in the course of their employment to VEMICS.

6.3	The Employee further agrees that he will, immediately after termination of his employment with the Company, and in no event later than 24 hours after termination, return to the Company all books, records, customer and pricing lists, correspondences, contracts or orders, advertising or promotion material, and other written, typed or printed materials, whether furnished by the Company or prepared by the Employee, which contain any information relating to the Company's business, and the Employee agrees that he will neither make nor retain any copies of such materials.

6.4  Nondisclosure and Nonuse obligation: Employee hereby agrees that he will not make use of, disseminate, or in any way disclose any Confidential Information of the VEMICS to any other party to any person, firm, or business, except to the extent necessary for the performance of his duties as an employee of VEMICS and any other purpose that VEMICS may hereafter authorize in writing. Employee hereby agrees that it shall treat all Confidential Information of the VEMICS with due care to protect its Confidentiality.

6.4	Exclusions from Nondisclosure and Nonuse obligations: VEMICS and
Employee's obligations under this section with respect to any portion of the VEMICS Confidential Information shall terminate under this section when Employee can document that:

i.  It was in the public domain at or subsequent to the time it was communicated to Employee by VEMICS through no fault of Employee;
ii.  It was rightfully in Employee's possession free of any obligation of confidence at or subsequent to the time it was communicated to Employee by VEMICS; or

A disclosure of Confidential Information:

a)   in response to a valid order by a court or other governmental body;

b)   otherwise required by law, or necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Recipient shall provide prompt written notice thereof to enable Discloser to seek a protective order or otherwise prevent such disclosure.

6.5	Enforceability of this Confidentiality Provision: A breath of any of the promises contained in this section will result in irreparable and continuing damage to VEMICS for which there will be no adequate remedy at law, Employee agrees that VEMICS shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may Court may deem proper and just. (including monetary damages if appropriate).

7.  Arbitration.

Any dispute or controversy arising under or in connection with this Agreement or in any manner associated with Employee's employment shall be settled exclusively by arbitration in New York, in accordance with the Rules of the American Arbitration Association then in effect, except for the terms under Section 6.6. The parties agree to execute and be bound by the mutual agreement to arbitrate claims relating to Employee's employment, attached hereto as Attachment A.

8.  General.

8.1  This Agreement will be construed, interpreted and governed by the laws of the
State of New York, without regard to the conflicts of law rules thereof.

8.2	The provisions set forth in Sections 6 ,7 and 8 of this employment agreement shall remain in full force and effect even in the event this agreement is terminated, for whatever reason, by Employee or VEMICS. All reference to VEMICS in Sections 6 ,7 and 8 include VEMICS's subsidiaries and other affiliates, if any.

8.3  This Agreement will extend to and be binding upon Employee, his legal representatives, heirs and distributees, and upon VEMICS, its successors and assigns regardless of any change in the business structure of VEMICS, be it through spin-offs merger, sale of stock, sale of assets or any other transaction. However, this Agreement is a personal services contract and, as such, Employee may not assign any of his duties or obligations hereunder.

8.4  In the event that VEMICS shall be sold or the current organizational structure is altered or changed by a change in ownership then the stock vesting shall be accelerated to the end of the current employment year plus twelve months and be transferred to the employee's estate.

8.5  In the event of a future disposition of the properties and businesses of the
Company by merger, acquisition, consolidation, sale of assets or otherwise, then the Company may elect to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving person or entity; provided that such corporation, person or entity shall assume in-writing all of the obligations of the Company hereunder; or in addition to the Company's other rights of termination, to terminate this Agreement upon at least five days' written notice by paying Employee the compensation owed him in accordance with Section 5.3 (Termination Without Cause) of this Agreement.

   8.6  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any of the provisions of this Agreement will be valid unless in writing and signed by both parties. Any and all prior agreements between the parties written or oral relating to Employee's employment by VEMICS are of no further force or effect.

8.7  The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement. No waiver of any provision of this Agreement shall be valid unless in writing and signed by both the Employee and an authorized officer of the Company. If any provision of this Agreement is unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction.

8.8  All notices pursuant to this Agreement shall be in writing and delivered personally receipt acknowledged (which shall include Federal Express, Express Mail or similar service) or sent by certified mail, return receipt requested, addressed to the parties hereto and shall be deemed given upon receipt, if delivered personally, and three days after mailing, if mailed, unless received earlier. Notices shall be addressed and sent to VEMICS at its principal executive office and to executive at this home address as it appears in VEMICS's personnel records.

8.9  The parties agree that, in the event of any breach or violation of this
Agreement, such breach of violation will result in immediate and irreparable injury and harm to, the innocent party, who shall be entitled to the remedies of injunction and specific performance or either of such remedies, if available, as well as all other legal or equitable remedies, if available, plus reasonable attorneys fees and costs incurred in obtaining any such relief.

8.9A  The Section headings contained in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

8.9B  This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same agreement.

IN WITNESS HEREOF, the parties have executed this Agreement as of the date first above written.

VEMICS, Inc.

By:___________________________
Fred Zolla

Title: Chairman/CEO

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